Exhibit 99.1

PRESS RELEASE

Date: March 28, 2013	Contact:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email: donna@cubicenergyinc.com

Cubic Energy, Inc. Receives A Two Month Extension Of The Due Date

Of Its Wells Fargo Energy Capital Debt And Its Wallen Debt Amid Progress With Respect To A Material Acquisition

DALLAS, TX — Cubic Energy, Inc. (NYSE MKT: QBC) (“Cubic” or the “Company”) announces that based on progress with respect to a material acquisition, it received an extension until May 31, 2013 as to the due date of its Wells Fargo Energy Capital, Inc. (“WFEC”) debt under its WFEC Credit Facility, including both the $5,000,000 WFEC convertible term note and the outstanding amounts of approximately $20,870,000 under its WFEC revolving credit facility; and that it received an extension until June 1, 2013 as to the due date of its debt due of $2,000,000 to Calvin Wallen III (“Wallen”), an affiliate of the Company.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company’s oil and gas assets and activity are currently concentrated primarily in the Cotton Valley and Haynesville Shale Play located in Northwest Louisiana.  Additional information can be found on Cubic’s website at:  www.cubicenergyinc.com.

If you would like to be added to Cubic’s email distribution list, please email your name and email address to Donna Luedtke, Investor Relations at donna@cubicenergyinc.com.  This email distribution list is notified of all news events (including press releases and scheduled investor conference calls).

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”‘, “project”‘, “expect”‘, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in natural gas prices, the ability to close the purchase of desirable oil and/or natural gas assets, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, the ability to maintain the listing of the Company’s common stock on NYSE MKT, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned. Cubic cannot guarantee the timing of the drilling or any level of production from its wells.